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VEDDER PRICE         VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                     222 NORTH LASALLE STREET
                     CHICAGO, ILLINOIS 60601
                     312.609.7500
                     FACSIMILE: 312.609.5005

                     OFFICES IN CHIGAGO, NEW YORK CITY AND ROSELAND, NEW JERSEY

                     April 28, 2006

Wilshire Mutual Funds, Inc.
1299 Ocean Avenue
Santa Monica, CA 90401

Ladies and Gentlemen:

   We have acted as counsel to Wilshire Mutual Funds, Inc., a Maryland corporation (the "Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 27 to the Fund's Registration Statement on Form N-1A (the "Post-Effective Amendment"), registering up to six hundred million (600,000,000) shares of common stock, par value $.001 per share ("Shares"), in each of the Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio and Dow Jones Wilshire 5000 Index Portfolio, series of the Fund (each, a "Portfolio" and collectively, the "Portfolios"), of which the Shares have been further classified and designated as Investment Class Shares, Institutional Class Shares, Qualified Class Shares and Horace Mann Class Shares (each a "Class"), as follows: 50,000,000 as Large Company Growth Portfolio Investment Class Shares and 50,000,000 as Large Company Growth Portfolio Institutional Class Shares; 50,000,000 as Large Company Value Portfolio Investment Class Shares and 50,000,000 as Large Company Value Portfolio Institutional Class Shares; 50,000,000 as Small Company Growth Portfolio Investment Class Shares and 50,000,000 as Small Company Growth Portfolio Institutional Class Shares; 50,000,000 as Small Company Value Portfolio Investment Class Shares and 50,000,000 as Small Company Value Portfolio Institutional Class Shares; 50,000,000 as Dow Jones Wilshire 5000 Index Portfolio Investment Class Shares and 50,000,000 as Dow Jones Wilshire 5000 Index Portfolio Institutional Class Shares; and 10,000,000 as Dow Jones Wilshire 5000 Index Portfolio Qualified Class Shares and 10,000,000 as Dow Jones Wilshire 5000 Index Portfolio Horace Mann Class Shares, under the Securities Act of 1933, as amended (the "1933 Act").

   You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Articles of Incorporation of the Fund, as amended, the Amended By-Laws of the Fund, the actions of the Fund's Board of Directors that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted

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VEDDER PRICE

Wishire Mutual Funds, Inc.
April 28, 2006
Page 2

to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Fund.

   Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

   Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the number of Shares issued in each Class by each Portfolio does not exceed the number of Shares authorized for that Class, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment, will be validly issued, fully paid and non-assessable.

   This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                     Very truly yours,

                                     /s/ Vedder, Price, Kaufman & Kammholz, P.C.
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                                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.